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EXHIBIT 3.1

ENDORSED—FILED in the office of the Secretary of State of the State of California February 1, 2001 BILL JONES, Secretary of State

ARTICLES OF INCORPORATION
OF
COAST BANCORP

        The undersigned incorporator for the purpose of forming a corporation under the General Corporation Law of the State of California hereby certifies:

ONE:	The name of this corporation is: COAST BANCORP.
TWO:
The purposes of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust business, or the practice of a profession permitted to be incorporated by the California Corporations Code.
THREE:	The name and address in this state of this corporation's initial agent for service of process is Jack Wauchope, Coast National Bank, 553 Higuera Street, San Luis Obispo, CA, 93401.
FOUR:
This corporation is authorized to issue two classes of stock, designated "Common Stock" and "Preferred Stock." The number of shares of Common Stock the corporation is authorized to issue is 10,000,000. The number of shares of Preferred Stock the corporation is authorized to issue is 10,000,000. The Common Stock and the Preferred Stock shall have no par value.

The Preferred Stock may be issued from time to time in one or more series. The board of directors is authorized to designate and to fix the number of shares of any such series of Preferred Stock and to determine and alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock. The board of directors, within the limits stated in any resolution of the board of directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.

The corporation shall from time to time in accordance with the laws of the State of California increase the authorized amount of its Common Stock if at any time the number of shares of Common Stock remaining unissued and available for issuance shall not be sufficient to permit conversion of the Preferred Stock.
FIFTH:	The liability of the directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.
SIXTH:
This corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the Corporations Code, subject only to the applicable limits set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to the corporation and its shareholders.

SEVENTH:
In addition to the voting requirements specified by the California General Corporation Law, the affirmative vote of the holders of not less than 66 2/3% of the issued and outstanding shares of stock of this corporation shall be required to authorize, adopt or approve any of the following:
(a) The adoption of any agreement or plan for the merger or consolidation of this corporation with or into any person, firm, corporation or other entity;

(b) The sale, lease, conveyance, exchange, transfer, distribution, liquidation or other disposition of all or substantially all of the property and assets of this corporation to any person, firm, corporation or other entity;
(c) The amendment or repeal of this Article SEVENTH.

Dated: February 9th, 2001

/s/ BARNET REITNER BARNET REITNER Incorporator
[SEAL]

[LETTERHEAD]

[SEAL]

SECRETARY OF STATE

        I, BILL JONES, Secretary of State of the State of California hereby certify:

        That the attached transcript 2 page(s) has been compared with the record on file in this office, of which it purports to be a copy, and that it is full, true and correct.

IN WITNESS WHEREOF, I execute this certificate and affix the Great Seal of the State of California this day of
February 17, 2001
[SEAL]	/S/ BILL JONES Secretary of State

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ARTICLES OF INCORPORATION OF COAST BANCORP
SECRETARY OF STATE